Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of:

●	our report, issued in accordance with the standards of the PCAOB, dated May 31, 2026, on the consolidated financial statements of NuRAN Wireless Inc. and its subsidiaries (the Company) comprising the consolidated statements of financial position as of December 31, 2025, and 2024, and the related consolidated statements of net loss and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025 and 2024 and related notes which is incorporated by reference in this Registration Statement on Form F-10.

●	our report, issued in accordance with Canadian generally accepted auditing standards, dated May 31, 2026, on the consolidated financial statements of NuRAN Wireless Inc. and its subsidiaries (the Company) comprising the consolidated statement of financial position as of December 31, 2025, and the related consolidated statements of net loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended December 31, 2025 and related notes which is incorporated by reference in this Registration Statement on Form F-10.

We also consent to the reference to our Firm under the caption "Auditors, transfer agent and registrar" in the Registration Statement.

/s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS

Authorized to practice public accounting by the

Chartered Professional Accountants of Ontario

Richmond Hill, Ontario, Canada

August 21, 2026